Exhibit 99.1
Aerohive® Extends Expiration Date of $20 Million Share Repurchase Program

MILPITAS, CA — August 2, 2018 — Aerohive NetworksTM (NYSE: HIVE) today announced that the expiration date of its existing share repurchase program has been extended to June 30, 2020.
The Company’s board of directors previously authorized the purchase of up to $20 million, extending the existing share repurchase authorization announced in February 2016. Under this program, the Company may make share purchases from time to time in compliance with applicable securities laws in the open market or in privately negotiated transactions. The timing and amounts of any purchases will be based on market conditions and other factors, including price, regulatory requirements and capital availability. The authorization does not require that the Company purchase any minimum number of shares, and the Company may suspend, modify or discontinue the program at any time without prior notice. Unless modified, or earlier suspended or discontinued, the authorization will expire as of June 30, 2020, without further action of the Company’s board of directors.

About Aerohive Networks
Aerohive (NYSE: HIVE) has a proven history of innovation helping IT radically simplify wireless and wired access using Cloud Networking. Aerohive’s Public Cloud, Private Cloud, or Portable Cloud Architecture is based on the latest Cloud technology and offers unrivaled customer choice and flexibility in choosing a deployment option that meets their current and future needs. Aerohive was founded in 2006 and is headquartered in Milpitas, CA. For more information, please visit www.aerohive.com, call us at 408-510-6100, follow us on Twitter @Aerohive, subscribe to our blog, or become a fan on our Facebook page.
“Aerohive” is a registered trademark and "Aerohive Networks" is a trademark of Aerohive Networks, Inc. All product and company names used herein are trademarks or registered trademarks of their respective owners. All rights reserved.
Investor Relations Contact:
The Blueshirt Group
Jessica Stancil
(408) 769-6720
ir@aerohive.com